EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated March 13, 2007 on our audit of the financial statements of GSC Acquisition Company as of December 31, 2006, in the registration statement on Form   S-1 to be filed on or about June 25, 2007, pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and the related Prospectus of GSC Acquisition Company for the registration of its units in an initial public offering.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

New York, NY
June 25, 2007

OFFICER’S CERTIFICATE

The undersigned, a duly appointed officer of GSC Acquisition Company, a Delaware corporation (the “Company”), does hereby certify as follows:

a.         The Company has instructed U.S. Bank, N.A. (“U.S. Bank”) to transmit, before the close of business on June 26, 2007 the amount of $1,059.15 to the account of the Securities and Exchange Commission at Mellon Bank, such amount representing the registration fee in respect of 3,450,000 shares of the Company’s common stock being registered by the Company under the Securities Act of 1933;

b.         The Company will not revoke such instructions; and

c.         The Company has sufficient funds in its account at U.S. Bank to cover the amount of such filing fee.

The Company hereby undertakes that it will confirm receipt of such instructions by U.S. Bank during regular business hours on June 26, 2007.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 25th day of June, 2007.

GSC Acquisition Company

By: /s/ Peter R. Frank
Peter R. Frank
Chief Executive Officer